Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ON4 COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF APRIL, A.D. 2012, AT 2:46 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTIETH DAY OF APRIL, A.D. 2012.


SECRETARY OF STATE
DELAWARE
1776
1976

Jeffrey W. Bullock, Secretary of State

3397838 8100

120450012

AUTHENTICATION: 9516780

DATE: 04-19-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:46 PM 04/19/2012
FILED 02:46 PM 04/19/2012
SRV 120450012 - 3397838 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ON4 COMMUNICATIONS, INC.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

ON4 COMMUNICATIONS, INC. (the "Corporation"). a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV (A) Classes of Stock" of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

> "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The amount of the total authorized capital stock in which the Corporation shall have authority to issue is two hundred and ten million (210,000,000) shares, each with a par value of $0.0001 per share. Two hundred million (200,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be "Preferred Stock".

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's Stockholders approved and authorized the foregoing amendment (the "Amendment") by written consent in lieu of a meeting.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on April 20, 2012.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Clayton Moore, its duly authorized President and Principal Executive Officer this 13 day of March, 2012.

By: ______________________
Clayton Moore
President and Chief Executive Officer